Exhibit 10.6

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT

THIS THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made effective as of March 16, 2023 (the “Effective Date”), by and between BSP SENITA 8000 JARVIS, LLC, a Delaware limited liability company (“Landlord”), and RAIN THERAPEUTICS INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord (as successor-in-interest to 8000 Jarvis Avenue Equities LLC, a California limited liability company) and Tenant are parties to that certain lease entitled “Office Lease Agreement” dated September 25, 2018 (“Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of June 3, 2020 (“First Amendment”), and as further amended by that certain Second Amendment to Office Lease dated as of October 4, 2022 (“Second Amendment”), and, together with the First Amendment and the Original Lease, collectively and as amended, the “Lease”), pursuant to which Tenant leases from Landlord the premises in the building located at 8000 Jarvis Avenue, Newark, California (“Building”) consisting of approximately 3,857 rentable square feet located in the Building and commonly referred to as Suite 204, as more particularly described in the Lease (the “Original Premises”).

B.Landlord and Tenant agreed in the Second Amendment to include approximately 3,880 rentable square feet commonly known as Suite 200 in the Building (the “Expansion Premises”), as more particularly described in the Second Amendment and the Tenant Improvements to the Expansion Premises are not yet complete.

C.Landlord and Tenant desire to amend the Lease to permit Tenant to occupy an additional temporary space and to modify other provisions of the Lease, all as more particularly set forth herein and subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:

1.DEFINED TERMS.  Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.  From and after the date hereof, unless the context otherwise clearly requires, the use of the term “Lease” herein shall mean the Lease, as amended by this Amendment.

2.ADDITIONAL TEMPORARY.  On and after the Effective Date Tenant shall be permitted to occupy Suite 150 in the Building consisting of approximately 5,639 rentable square feet (the “Second Temporary Space”), provided Tenant has provided certificates of insurance to Landlord including the Second Temporary Space as required under Section 11.1 of the Original Lease.  The Second Temporary Space shall be made available to Tenant in its “AS IS” condition and Landlord shall have no obligation to construct leasehold improvements for Tenant or to repair or refurbish the Second Temporary Space or perform any other work in the Second Temporary Space.  Landlord agrees that Tenant shall not be required to pay Base Rent for the Second

Temporary Space, however Tenant shall be obligated to pay Tenant’s Share of Operating Costs and Taxes (estimated at $1.00 per month times the rentable square footage of the Second Temporary Space) for the Second Temporary Space and any separately metered utilities.  Excepting the payment of Base Rent for the Second Temporary Space (other than Additional Space Rent (as defined below) following the Move-Out Period, if applicable) all other terms and conditions of this Lease shall apply to Tenant’s use of the Second Temporary Space.

3.TEMPORARY SPACE.  The Temporary Space Rent (as defined in Section 8 of the Second Amendment) shall include any failure by Tenant to vacate the Temporary Space and/or the Second Temporary Space (collectively or individually, as the context shall determine, the “Additional Spaces”) in accordance with the terms hereof.  Notwithstanding anything set forth herein to the contrary, Tenant shall be responsible to pay monthly Base Rent for the Additional Spaces, which rent shall be equal to $1,500.00 per day (the “Additional Space Rent”), for the period commencing upon the expiration of the Move-Out Period and extending to the date Tenant vacates the Additional Spaces in accordance with the terms hereof Tenant shall surrender the Additional Spaces to Landlord in broom clean condition, free of all of Tenant’s personal property and otherwise in substantially the same condition the Additional Spaces were delivered to Tenant no later than five (5) days after the date the Expansion Premises are Ready for Occupancy (such 5-day period, the “Move-Out Period”).  Tenant’s failure to surrender the Additional Spaces following the expiration of the Move-Out Period shall be an Event of Default under this Lease and Landlord shall be entitled to all rights and remedies available at law or in equity with respect thereto.

4.TEMPORARY SPACE DESIGNATION.  The Temporary Space was misidentified as Suite 120 in Section 8 of the Second Amendment.  Tenant acknowledges to Landlord that the Temporary Space is commonly referred to as Suite 125.

5.BROKERS.  Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.  The provisions of this section shall not apply to brokers with whom Landlord has an express written broker agreement.

6.SPECIFIC REPRESENTATIONS BY TENANT.  Tenant represents and warrants to Landlord that, as of the date hereof:  (i) Tenant is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Tenant under the Lease; (ii) to Tenant’s knowledge, Landlord is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Landlord under the Lease; (iii) the Lease is in full force and effect and constitutes the only agreement between Landlord and Tenant regarding the leasing of the Premises; (iv) other than as specifically set forth in this Amendment, Tenant is not entitled to any credits, offsets, concessions or abatements under the Lease, or otherwise against the payment of rent or other charges under the Lease; (v) Tenant is not a party to any bankruptcy or similar proceeding; and

(vi) Tenant holds the entire interest of the “Tenant” under the Lease, and has not assigned or sublet any interest therein.

7.ACCESSIBILITY.  To Landlord’s actual knowledge, the property being leased or rented pursuant to this Amendment has not undergone inspection by a Certified Access Specialist (CASp).  A CASp can inspect the Premises and determine whether the Additional Spaces comply with all of the applicable construction-related accessibility standards under State law.  Although State law does not require a CASp inspection of the Premises, the Landlord may not prohibit Tenant from obtaining a CASp inspection of the Additional Spaces for the occupancy or potential occupancy of Tenant, if requested by Tenant.  The parties shall mutually agree on the arrangements for the time and manner of a CASp inspection requested by Tenant, the payment of the fee for such a Tenant requested CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.  This Section 7 is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.

8.CONTINUING EFFECTIVENESS.  The Lease, except as amended hereby, remains un-amended, and, as amended hereby, remains in full force and effect.

9.ENTIRE AGREEMENT.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

10.CORPORATE AND PARTNERSHIP AUTHORITY.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

11.ATTORNEYS’ FEES.  The provisions of the Lease respecting attorneys’ fees shall apply to this Amendment or, if the Lease does not contain an attorney’s fees clause, then if legal action shall be commenced to enforce or declare the effect of any provision of this Amendment or of the Lease, the court as a part of its judgment shall award reasonable attorneys’ fees and costs to the prevailing party.

12.EXECUTION BY BOTH PARTIES.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Landlord and Tenant, and execution and delivery hereof.

13.ELECTRONIC SIGNATURES.  This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.  Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile, telecopier or electronic mail transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

BSP SENITA 8000 JARVIS, LLC, a Delaware limited liability company

By:	BSP Senita Realty Investors, LLC,
a Delaware limited liability company
the Sole Member

	By:	BSP Senita Manager, LLC,
a Delaware limited liability company
its Manager

		By:	/s/ Mark S. Oddo
		Name:	Mark S. Oddo
		Title:	Vice President

TENANT:

RAIN THERAPEUTICS INC., a Delaware corporation

By:	/s/ Avanish Vellanki
Name:	Avanish Vellanki
Title:	CEO

Approved:	/s/ N.C.	(Initial)
Nelson Cabatuan, SVP

SIGNATURE PAGE